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                      EXHIBIT 99.1 TO FORM 8-K
[OSTEX  LOGO]


FINANCIAL CONTACT:                      COMPANY CONTACT:
Lillian Armstrong/Adam Aron             Robert Littauer
Lippert/Heilshorn & Associates          Ostex International, Inc.
415-433-3777                            206-689-0592
e-mail:lillian@lhai.com                 e-mail: littauer@nwlink.com


      OSTEX INTERNATIONAL, INC. ADOPTS SHAREHOLDER RIGHTS PLAN


    SEATTLE, JANUARY 22, 1997 -- Ostex International, Inc. (NASDAQ
NM: OSTX) announced today that its Board of Directors has adopted a Shareholder Rights Plan in which preferred stock purchase rights have been granted as a non-taxable dividend at the rate of one Right for each share of Common Stock held of record as of the close of business on January 27, 1997. The Rights will expire in January, 2007.

    The Rights Plan, which is similar to plans adopted by more than 1,800 publicly-traded companies, is designed to deter coercive or unfair takeover tactics. The Company's adoption of the Plan is intended to protect the rights of its stockholders and is not in response to any acquisition proposal. The Rights are not intended to prevent a takeover of the Company and will not do so. The Rights are designed to provide adequate time for the Board and shareholders to evaluate the fairness of a proposal. The Rights deal with the very serious problem of another person or company using abusive tactics to deprive the Board and shareholders of any real opportunity to determine the destiny of the Company.

    In implementing the Plan, the Board has declared a dividend of one Right for each outstanding share of Ostex Common Stock. Each Right, upon becoming exercisable, would entitle the holder thereof to purchase 1/100th of a share of a new series of Preferred Stock. One one-hundredth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock.

    At the time of adoption of the Shareholder Rights Plan, the Rights are neither exercisable nor traded separately from the Common Stock. The Rights will be exercisable only if a person or group in the future becomes the beneficial owner of 20% or more of the Common Stock, or announces a tender or exchange offer

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which would result in its ownership of 20% or more of the Common
Stock, without approval by the Company's Board of Directors.

    Ten days after a public announcement that a person has become the beneficial owner of 20% or more of the Common Stock, each holder of a Right, other than the acquiring person, would be entitled to purchase shares of Common Shares of the Company at one-half of the then-current price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock.

    At any time after a person or group of persons becomes the beneficial owner of 20% or more of the Common Stock, the Board of Directors may exchange one share of Common Stock for each Right, other than Rights held by the acquiring person. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the Record Date.

    Ostex   International,  Inc.  is  engaged   in   the   discovery,
development,  sales and marketing of diagnostics and therapeutics for  diseases  of  the skeleton.  The Company believes  its  lead
product,     Osteomark -Regiatered    Trademark-,     incorporates
breakthrough   technology  in  the  area   of   bone   resorption
measurement.   Ostex  has  performed collaborative  relationships
with a number of leading diagnostic and pharmaceutical companies to aid in the commercialization of Osteomark.